EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We consent to the incorporation by reference in this Registration Statement of Document Security Systems, Inc. on Form S-3, as amended of our report, dated February 6, 2004 on our audit of the consolidated financial statements of Document Security Systems, Inc. for the year ended December 31, 2003 appearing in the Annual Report on Form 10-KSB, as amended of Document Security Systems, Inc. for the year ended December 31, 2003. We also consent to the reference to our Firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.


                  FREED MAXICK & BATTAGLIA, CPAs, PC


Buffalo, NY
August 6, 2004





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